Exhibit 3.4

EXECUTION COPY

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Starwood Hotels & Resorts Worldwide, LLC, a Maryland limited liability company (the “Company”), dated and effective as of 12:02 a.m. New York time on this 23rd day of September, 2016, is entered into by Solar Merger Sub 1, Inc., a Maryland corporation, as the sole member (the “Member”) of the Company.

R E C I T A L S:

WHEREAS, the Company, which was previously known as Starwood Hotels & Resorts Worldwide, Inc., was formed as a corporation under the laws of the State of Maryland upon the filing of Articles of Incorporation on March 27, 1980 with, and the acceptance for record of such Articles of Incorporation by, the State Department of Assessments and Taxation of Maryland (the “SDAT”);

WHEREAS, the Company was converted to a limited liability company under the laws of the State of Maryland on September 23, 2016 (the “Effective Date”) upon the filing of Articles of Conversion and Articles of Organization with, and the acceptance for record of such Articles of Conversion and Articles of Organization by, the SDAT; and

WHEREAS, the Member seeks to enter into this Agreement as of the Effective Date for the purpose of setting forth the terms governing the affairs of the Company and the conduct of its business.

NOW, THEREFORE, the terms governing the affairs of the Company shall be as follows:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

Section 1.1 Formation; Admission. The Member previously authorized the conversion of the Company to a limited liability company under the Maryland Limited Liability Company Act (the “Act”).

Section 1.2 Name. The name of the Company shall be STARWOOD HOTELS & RESORTS WORLDWIDE, LLC and the business of the Company shall be conducted under such name.

Section 1.3 Principal Place of Business. The principal place of business and the principal office of the Company shall be located at 10400 Fernwood Road, Department 955.23, Bethesda, Maryland 20817. The Company may have such other or additional offices, either within or outside of the State of Maryland, as the Board of Managers of the Company shall deem advisable.

Section 1.4 Resident Agent. The address of the resident agent for service of process on the Company in the State of Maryland is Corporate Creations Network, Inc., 2 Wisconsin Circle #700 - Chevy Chase, MD 20815 United States, and the Company’s resident agent at such address is Corporate Creations Network, Inc. The resident agent of the Company may be changed by the Board of Managers from time to time in accordance with the applicable provisions of the Act and any other applicable laws.

ARTICLE II

PURPOSE AND POWERS

Section 2.1 Purposes of the Company. The purposes of the Company is engaging in any lawful business permitted by the Act or laws of any jurisdiction in which the Company may do business and entering into any lawful transaction and engaging in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement.

Section 2.2 Powers of the Company. Subject to all of the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

Section 2.3 Right to Rely on Managers. Any Person dealing with the Company shall be entitled to rely (without further duty of inquiry) upon a certificate signed by any Manager or officer including, without limitation, any Assistant Secretary of the Company, as to:

(a)	the identity of the Member or any Manager or officer;

(b)	the existence or nonexistence of any fact or facts that constitute a condition precedent to acts on behalf of the Company by the Member or any Manager or officer or that are in any other manner germane to the affairs of the Company;

(c)	the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d)	any other matter whatsoever involving the Company or the Member.

As used herein, the term “Person” shall mean a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity, and the term “Manager” shall mean a Person named in Section 5.3 as a Manager of the Company or hereafter appointed as a Manager pursuant to the terms of this Agreement.

ARTICLE III

MEMBER

Section 3.1 Member. The name and the mailing address of the Member are as set forth in Annex A hereto. The Member agrees to be bound by the terms of this Agreement.

Section 3.2 Address. The address of the Member is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

Section 3.3 Resignation. The Member shall not be entitled to resign or withdraw from the Company prior to the dissolution and winding up of the Company, unless it shall have transferred all of its interest in the Company to one or more other Persons in accordance with this Agreement and such Person or Persons shall have been admitted as a Member in accordance with this Agreement.

ARTICLE IV

CAPITAL AND DISTRIBUTIONS

Section 4.1 Capital Contributions. The Member owns one hundred percent of the membership interest in the Company. The Member shall not be required to make any additional contributions to the capital of the Company. Upon the request of the Company, the Member shall be entitled, in its sole discretion, to contribute additional capital to the Company, on such terms as the Member may determine. No interest shall accrue on any contribution and the Member shall expressly have no right to withdraw or be repaid or receive any return on any contribution, except in each case as expressly provided in this Agreement.

Section 4.2 Distributions. The Board of Managers from time to time may determine the amount of cash and other property of the Company that is not reasonably necessary for the operation of the Company and is available for distribution to the Member and, in its discretion, may cause the Company to distribute such cash and property to the Member, subject to any limitations imposed by the Act and any contractual obligations of the Company. The Member shall not have the right to distributions or the return of any contribution to the capital of the Company except (A) for distributions in accordance with this Section 4.2 or (B) upon dissolution of the Company. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. The Company shall not make distributions to the Member if such distribution would violate the Act or other applicable law.

Section 4.3 Capital Accounts. The Company shall maintain for the Member a capital account in accordance with this Section 4.3. The Member capital account shall have an initial balance equal to the amount of cash constituting the Member’s initial contribution to the capital of the Company. The Member’s capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by the Member to the capital of the Company, plus (b) any profits allocated to the Member’s Capital Accounts pursuant to Section 10. The Member’s capital accounts shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to the Member, plus (b) any losses allocated to the Member’s capital accounts pursuant to Section 4.4.

Section 4.4 Allocation of Profits and Losses. The Company’s profits and losses shall be allocated 100% to the Member.

Section 4.5 Rights of Creditor. Notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no membership interest in the Company (including any economic interest) shall be subject to foreclosure.

ARTICLE V

MANAGEMENT OF THE COMPANY

Section 5.1 Management. The business and affairs of the Company shall be managed by its Board of Managers. Except as required by any nonwaivable provisions of applicable law or as set forth in this Agreement, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 5.2 Number, Tenure and Qualifications of Managers. The Company initially shall have one Manager. The number of Managers that will comprise the entire Board of Managers shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. Each Manager shall hold office until he or she resigns, dies or becomes incapacitated, or is removed as provided herein. The Member may remove any of the Managers at any time and from time to time, with or without cause, and may designate a person to serve as a successor Manager in the event of the death, incapacity, resignation or removal of a Manager. Each person appointed to serve as a Manager shall serve until a successor Manager is appointed as provided hereunder or until such person’s earlier death, resignation or removal.

Section 5.3 Managers. The initial Manager, who has been selected by the Member, shall be as set forth on Appendix A to this Agreement.

Section 5.4 Meetings. Meetings of the Board of Managers may be called by any Manager entitled to participate in the meeting or the President, and shall be called by the President upon the request of the Member, upon two (2) days’ notice to all Managers entitled to participate in the meeting in writing or by telephone. Meetings may be held by telephone or any other communication by means of which all participating Managers can simultaneously hear each other during the meeting.

Section 5.5 Quorum. No action may be taken at a meeting of the Board of Managers unless a quorum consisting of a majority of Managers entitled to participate in the meeting is present.

Section 5.6 Required Vote; Voting Rights. Except in cases where a greater percentage is expressly required by this Agreement, to be approved, any action by the Board of Managers taken at a meeting must be approved by the affirmative vote of Managers with a majority of the votes cast at a meeting at which a quorum exists. Each Manager present at a meeting and entitled to participate in such meeting shall be entitled to one vote with respect to any action.

Section 5.7 Action by Written Consent. Any action to be taken by the Board of Managers may be taken without a meeting if consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Section 5.8 Managers Not Agents. The Managers shall have no authority to act in the name of and for the Company solely by virtue of being managers of the Company.

ARTICLE VI

OFFICERS

Section 6.1 Number, Qualifications; Election and Term of Office.

(a) The officers of the Company shall, at a minimum, consist of a President, a Secretary, a Treasurer, and such number of Vice Presidents, as the Board of Managers may from time to time deem advisable. Any two or more offices may be held by the same person.

(b) The officers of the Company shall be elected by the Board of Managers. Each officer shall hold office until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal.

Section 6.2 Officers. The initial officers of the Company shall be as set forth on Appendix A to this Agreement.

Section 6.3 Resignation. Any officer may resign at any time by giving written notice of such resignation to the Board of Managers or to the President or the Secretary. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Managers or by such officer and the acceptance of such resignation shall not be necessary to make it effective.

Section 6.4 Removal. Any officer holding an office specifically designated in Section 6.1 may be removed, either with or without cause, and a successor elected, by a majority vote of the Board of Managers. The officers and agents appointed in accordance with the provisions of Section 6.10 may be removed, either with or without cause, by a majority vote of the Board of Managers or by any superior officer or agent upon whom such power of removal shall have been conferred by the Board of Managers.

Section 6.5 Vacancies. A vacancy in any office specifically designated in Section 6.1 by reason of death, resignation, inability to act, removal or any other cause shall be filled by a majority vote of the Board of Managers. In the case of a vacancy occurring in the office of an officer or agent appointed in accordance with the provisions of Section 6.10, such vacancy may be filled by vote of the Board of Managers or by any officer or agent upon whom such power shall have been conferred by the Board of Managers.

Section 6.6 President. The President of the Company, subject to the direction of the Board of Managers, shall have, in addition to the authority set forth in Section 6.13 herein, general charge of the day-to-day operations, business, affairs and property of the Company and general supervision over its officers and agents. In general, he or she shall perform all duties incident to the office of President and chief operating officer and shall see that all orders and resolutions of the Board of Managers are carried into effect.

Section 6.7 Vice-Presidents. The Vice-President(s) shall also have general charge of the day-to-day operations, business, affairs and property of the Company and general supervision over its officers and agents. In addition, during the absence or disability of the President, the Vice-President(s) and, if there be more than one, in such order of seniority as may be determined by the President, shall exercise all the other functions of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice-President shall have such powers and discharge such duties as may be assigned to him or her from time to time by the Board of Managers.

Section 6.8 Secretary. The Secretary shall:

(a)	record all the proceedings of the Member and the Board of Managers in a book to be kept for that purpose;

(b)	cause all notices to be duly given in accordance with the provisions of this Agreement and as required by statute;

(c)	be custodian of the records and of the Company;

(d)	see that the books, reports, statements, certificates and all other documents and records of the Company required by statute or this Agreement are properly kept and filed; and

(e)	in general, perform all duties incident to the office of Secretary and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Board of Managers or the President.

Section 6.9 Treasurer. The Treasurer shall:

(a)	have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Company;

(b)	cause the moneys and other valuable affects of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies as the Board of Managers, the President or the Treasurer may select or as may be selected by any other officer or officers or agent or agents authorized so to do by the Board of Managers;

(c)	cause the funds of the Company to be disbursed by checks or drafts, with such signatures as may be authorized by the Board of Managers, the President or the Treasurer, upon the authorized depositories of the Company, and cause to be taken and preserved proper vouchers for all moneys disbursed;

(d)	render to the President or the Board of Managers whenever requested a statement of the financial condition of the Company and of all his or her transactions as Treasurer;

(e)	establish and keep the books of account of all the business and transactions of the Company;

(f)	be empowered to require from all officers or agents of the Company reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Company;

(g)	in general, perform all duties incident to the office of Treasurer and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Board of Managers or the President; and

(h)	file any information or forms (including any tax returns) that are required to be filed with any government agency.

Section 6.10 Subordinate Officers and Agents. The Board of Managers may from time to time appoint such other officers and agents, or may authorize any officer designated in Section 6.1 to appoint such other officers and agents, as it may deem necessary or advisable, to hold office for such period, have such authority and perform such duties as the Board of Managers, or such other officers, may from time to time determine.

Section 6.11 Execution of Instruments. All checks, drafts, bills of exchange, acceptances, bonds, endorsements, notes or other obligations or evidences of indebtedness of the Company, and all deeds, mortgages, indentures, bills of sale, conveyances, endorsements, assignments, transfers stock powers or other instruments of transfer, contracts, agreements, dividend or other orders, powers of attorney, proxies, waivers, consents, returns, reports, certificates, demands, notices or documents, and other instruments or rights of any nature may be signed, executed, verified, acknowledged and delivered by the President, any Vice President, the Treasurer, or such other officer or officers or such other person or persons (whether or not officers, agents or employees of the Company) as the Board of Managers may from time to time designate.

Section 6.12 Compensation. The salaries or other compensation, if any, of the officers shall be fixed from time to time by the Board of Managers and no officer shall be prevented from receiving such salary or any compensation by reason of the fact that he or she is also a Manager of the Company. The Board of Managers may delegate to any officer or agent the power to fix from time to time the salaries or other compensation, if any, of officers or agents appointed in accordance with the provisions of Section 6.10.

Section 6.13 Other Authorizations. The officers of the Company shall be authorized:

(a)	for the purpose of authorizing the Company to transact business in any jurisdiction in which it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices, to make and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such jurisdiction to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process and to file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such jurisdiction;

(b)	to pay all charges and expenses incident to or arising out of the formation of the Company and to reimburse the persons who have made any disbursements therefor; and

(c)	to perform such further acts and deeds as may be necessary or appropriate in the judgment of any such officer to carry out the responsibilities of such officer as set forth in this Article VI, including any filings with or notices to any national, federal, provincial, state or local government or governmental authority, department, commission, board, bureau, agency or instrumentality, any self-regulatory organization or any stock, commodities, options or other exchange.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.1 Indemnification and Advancement of Expenses. The Company shall indemnify and advance expenses to any person who is a Manager or officer of the Company, whether serving the Company or at its request any other entity, to the full extent that a Maryland corporation would be permitted to indemnify and advance expenses to a director or officer of such corporation in accordance with Section 2-418 of the Corporations and Associations Articles of the

Annotated Code of Maryland, as amended from time to time (the “Maryland Indemnification Law”). The Company shall indemnify and advance expenses to other employees and agents of the Company to such extent as shall be authorized by the Board of Managers and be permitted by the Maryland Indemnification Law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Words used in this Section 7.1 that are defined in the Maryland Indemnification Law shall have the meaning ascribed to them under the Maryland Indemnification Law.

Section 7.2 Limitation on Monetary Damages. No Manager or officer shall be liable to the Company or to any Member for money damages, except (a) to the extent that it is proved that the Manager or officer actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or (b) to the extent that a judgment or other final adjudication adverse to the Manager or officer is entered in a proceeding based on a finding in the proceeding that the Manager’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the effect of this Section 7.2 with respect to any act or omission which occurs prior to such amendment or repeal.

Section 7.3 Limitation on Liability. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. Neither the Member nor any Manager or any stockholder, director, partner, officer, agent or employee of the Member or the Company, shall be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as such Member, Manager, stockholder, director, partner, officer, agent or employee. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Member, the Managers, or any officer, agent or employee of the Member or the Company for liabilities of the Company.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, solely upon the first to occur of the following, unless the Member elects to continue the Company to the extent permitted under the Act:

(a)	at the time specified in a written consent of the Member;

(b)

at any time that there is no Member, provided that the Company shall not be dissolved and is not required to be wound up if, within 90 days after the occurrence of the event that terminated the continued membership of the Member, (i) the personal representative of the last Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last Member, or (ii) the Managers, by a unanimous vote, elect to continue the Company and designate a Person as a Member (with or without an equity interest) of the Company; or

(c)	at the time specified in a decree of judicial dissolution under the Act.

The foregoing constitutes the only events upon which the Company shall be dissolved and its affairs wound up, notwithstanding any provisions of the Act.

Section 8.2 Winding Up. Upon the dissolution of the Company, unless its business is continued as provided in the Act, the Managers shall wind up the affairs of the Company.

Section 8.3 Liquidating Distributions. Upon the winding up and termination of the Company in accordance with the Act, the assets of the Company shall be distributed in the following order:

(i)	First, to the payment of the debts and liabilities of the Company (including any loans or advances made by the Member to the Company) and the expenses of liquidation;

(ii)	Second, to the creation of any reserves which the Board of Managers deems reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or the Member (to the extent the Company is liable therefor) arising out of or in connection with the business and operation of the Company; and

(iii)	Thereafter, to the Member.

Section 8.4 Articles of Cancellation. When all debts, liabilities, and obligations of the Company have been paid and discharged, or adequate provisions have been made therefor and all remaining property and assets of the Company have been distributed to the Member, Articles of Cancellation shall be prepared, executed, and filed in accordance with the Act.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

Section 9.1 Transfer of Membership Interests. Subject to applicable law, the Member may assign or transfer all or part of its membership interests in the Company (including granting security interests in such interests or transfers by reason of a merger or consolidation involving the Member) at any time to any Person. Without any further action by the assignor Member or assignee of the membership interest, such assignee of the Member’s membership interest shall be admitted as a Member of the Company and thereafter be deemed a Member for all purposes under this Agreement, and the assignor, if it has assigned all of its interest in the Company, shall be withdrawn as a Member of the Company.

Section 9.2 Admission of New Members. One (1) or more additional members may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the member to cause the Company to be classified as a partnership for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment. This Agreement may be amended or modified by a written instrument executed by the Member.

Section 10.2 Enforceability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall enforced to the greatest extent permitted by law.

Section 10.3 Effect of Provisions Inconsistent with Act. It is the intention of the parties that any provision hereof that is inconsistent with the provisions of the Act be given effect to the maximum extent permitted under the Act.

Section 10.4 Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Member.

Section 10.5 Governing Law. The terms and provisions of this Agreement shall be construed under the laws of the State of Maryland and the Act as now adopted or as it may be hereafter amended shall govern the interpretation of this Agreement.

Section 10.6 Fiscal Year; Tax Matters. The Fiscal Year of the Company for accounting and tax purposes shall end on December 31st in each year; and each new Fiscal Year begins on January 1st immediately following said December 31st of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”). Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with a single owner and is to be disregarded as a separate entity for federal income tax purposes as provided in Treas. Reg. § 301.7701-3(b)(1)(ii). Furthermore, it is intended that the Company be disregarded as an entity separate from its owner for state tax purposes, and the Company shall take such actions as are necessary, if any, to cause this result. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s federal income tax returns. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the Company, examine the Company’s books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the Company for five years following the termination of the Company.

Section 10.7 No Partnership Intended. The Member has formed the Company under the Act, and expressly does not intend hereby to form a partnership under either the Maryland Revised Uniform Partnership Act or the Maryland Limited Partnership Act. The Member does not intend to be a partner as to any third party.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on its behalf as of the date first written above.

Starwood Hotels & Resorts Worldwide, LLC

By:	SOLAR MERGER SUB 1, INC.,
its sole member

	By:	/s/ Kenneth S. Siegel
Kenneth S. Siegel
Secretary

[Signature page to Starwood LLC’s Operating Agreement.]

Annex A

Name and Address of Member	Percentage Interest
Solar Merger Sub 1, Inc. c/o The Corporation Trust Incorporated 351 West Camden Street Baltimore, MD 21201	100%

Appendix A

MANAGERS AND OFFICERS

MANAGER: Jason Cohen

PRESIDENT: Thomas B. Mangas

TREASURER: Timothy Fetten

SECRETARY: Kenneth S. Siegel